                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                      REGISTRATION NO. 333-96369

                              PROSPECTUS SUPPLEMENT
                        (TO PROSPECTUS DATED MAY 2, 2000)

                           METRETEK TECHNOLOGIES, INC.

                        3,991,079 SHARES OF COMMON STOCK
                    7,000 SHARES OF SERIES B PREFERRED STOCK

         This prospectus supplement supplements the prospectus dated May 2, 2000 of Metretek Technologies, Inc. relating to the resale of shares of our common stock and our Series B preferred stock by certain of our securityholders (and by their donees, pledgees, transferees or other successors in interest that receive such shares as a gift, pledge, partnership distribution or other non-sale related transfer). In the prospectus and this prospectus supplement, we refer to those persons, including those named below in this prospectus supplement, as selling securityholders.

         This prospectus supplement is incorporated into, should be read in conjunction with, and is qualified by reference to, the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. Terms used but not otherwise defined in this prospectus supplement but defined in the prospectus have the meanings given to them in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)." In addition, this prospectus supplement updates the information contained in, and supercedes in its entirety, the Metretek prospectus supplement dated July 2, 2003.

         Recently, two of the selling securityholders named in the prospectus transferred all of their shares of common stock, warrants to purchase shares of common stock and shares of Series B preferred stock to their respective partners for no consideration as partnership distributions. As a result, the information in the table of selling securityholders and the related notes, contained in the section entitled "Selling Securityholders" on pages 44 to 48 of the prospectus, are amended to:

         - delete Famco Value Income Partners, L.P. and Famco Offshore, Ltd. as selling securityholders; and

         - add the additional selling securityholders and related information contained below under the heading "Additional Selling Securityholders."

         The table below sets forth, as of June 30, 2003, the following information for each selling securityholder:

         -        its name;

         - the number of shares of common stock and of Series B preferred stock beneficially owned;

         - the number of shares of common stock underlying currently exercisable warrants and shares of Series B preferred stock owned; and

         - the number of shares of common stock and the Series B preferred stock that may be offered and sold from time to time under the prospectus.

         We cannot estimate the number of shares that the additional selling securityholders will beneficially own after completion of this offering, because the additional selling securityholders may sell all, part or none of their shares of common stock or of Series B preferred stock under the prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares offered by the prospectus. In addition, the additional selling securityholders may have sold, transferred or otherwise disposed of all or a part of their Series B preferred stock or common stock since the date on which they provided the information regarding their beneficial ownership.

         Each additional selling securityholder named below beneficially owns less than one percent of the 6,043,469 shares of common stock and 7,000 shares of Series B Preferred Stock outstanding on June 30, 2003. Unless otherwise indicated below, to our knowledge, each selling securityholder named in the table below has sole voting and investment power with respect to the securities shown in the table, except as provided by applicable community property laws. The information in the table below regarding beneficial ownership was furnished to us by the additional selling securityholders. Beneficial ownership is calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934. In computing the number of shares of common stock and the percent of outstanding shares beneficially owned by an additional selling securityholder, beneficial ownership includes all shares of common stock issuable upon the exercise of warrants and upon the conversion of Series B preferred stock. All warrants and shares of Series B Preferred Stock were exercised and are convertible, as applicable, as of June 30, 2003. These shares, however, are not included for purposes of computing the beneficial ownership of any other additional selling securityholder.

                       ADDITIONAL SELLING SECURITYHOLDERS

                                           Number of Shares             Shares of Common Stock         Number of Shares Offered
                                       Beneficially Owned(1)(2)              Underlying                Under the Prospectus(2)
                                       --------------------------      -----------------------------   ------------------------
Name of Selling                                                                           Series B                  Series B
Securityholder(2)                      Common  Series B Preferred      Warrants         Preferred(2)   Common      Preferred
-----------------                      ------  ------------------      --------         ------------   ------      ---------
Gayle Adams                            4,139          3                  331               1,268        2,260          3

Ted Bloch                              2,470          2                  187                 845        1,406          2

Colony Partners, a California
General Partnership                    2,635          2                  206                 845        1,463          2

Anthony & Catherine Chanin             1,092          1                   77                 423          654          1

Barry Collen                           2,300          2                  168                 845        1,348          2

Deubel Family Trust                      988          1                   65                 423          618          1
Bryan Ezralow, TTEE of the
Bryan Ezralow 1994 Trust                 903          1                   55                 423          589          1
u/t/d 12/22/94

                                           Number of Shares             Shares of Common Stock         Number of Shares Offered
                                       Beneficially Owned(1)(2)              Underlying                Under the Prospectus(2)
                                       --------------------------      -----------------------------   ------------------------
Name of Selling                                                                           Series B                  Series B
Securityholder(2)                      Common  Series B Preferred      Warrants         Preferred(2)   Common      Preferred
-----------------                      ------  ------------------      --------         ------------   ------      ---------
Marc Ezralow, TTEE of the
Marc Ezralow 1997 Trust u/t/d            903          1                   55                 423          589          1
11/26/97

Milton S. Kiver Living Trust           1,349          1                  107                 423          743          1

Amanda Drew Loud TTEE of the
Amanda Drew Griffin Loud
Living Trust dtd 6/22/92               7,897          6                  617               2,536        4,388          6

Marshall Ezralow, Renette
Ezralow, Marc Ezralow, Bryan
Ezralow Co-TEEs of the
Ezralow Family Trust u/t/d/            1,506          1                  125                 423          797          1
12/9/80

Rosetree Partners                      7,419          6                  562               2,536        4,223          6

Lenore M. Schmick Trust                8,012          6                  631               2,536        4,428          6

Henry M. Staley, TTEE of the
Henry M. Staley Trust u/t/d            2,538          2                  195                 845        1,430          2
11/13/73

Arnold Thaler                          2,298          2                  167                 845        1,347          2

Thaler Viewmaster L.P.                 1,144          1                   83                 423          672          1

Raffy P. Ardhaldjian, TTEE
for the Raffy P. Ardhaldjian
Living Trust dtd 7/12/95               1,271          1                   98                 423          716          1

Randall Babtkis and Carolyn
Cooke, husband and wife,               2,772          2                  222                 845        1,511          2
joint owners, community
property

Meribeth J. Brand                        165          0                   19                   0           57          0

Paul A. Brooke                         5,371          4                  424               1,691        2,963          4

Carolyn S. Charlton, TTEE for
the Steven L. Charlton
Revocable Living Trust dtd             1,283          1                   99                 423          720          1
1/15/85

Condor Partners, L.P.                  3,832          3                  295               1,268        2,154          3

Carolyn Cooke and Randall
Baptkis, husband and wife,               154          0                   18                   0           53          0
joint owners, community
property

Brad W. deKoning                         249          0                   29                   0           86          0

John Diebold                          14,859          4                  365               1,691        2,785          4
Marshall Ezralow, Renette
Ezralow, Marc Ezralow, Bryan
Ezralow, Co-TTEEs of the
Ezralow Family Trust u/t/d             4,153          3                  332               1,268        2,265          3
12/9/80

                                           Number of Shares             Shares of Common Stock         Number of Shares Offered
                                       Beneficially Owned(1)(2)              Underlying                Under the Prospectus(2)
                                       --------------------------      -----------------------------   ------------------------
Name of Selling                                                                           Series B                  Series B
Securityholder(2)                      Common  Series B Preferred      Warrants         Preferred(2)   Common      Preferred
-----------------                      ------  ------------------      --------         ------------   ------      ---------
Marc Ezralow, TTEE of the
Marc Ezralow 1997 Trust u/t/d          1,167          1                   86                 423          680          1
11/26/97

Bryan Ezralow, TTEE of the
Bryan Ezralow 1994 Trust               1,167          1                   86                 423          680          1
u/t/d 12/22/94

Phil Lerner, TTEE for the
Floorcraft Profit Sharing              5,122          4                  395               1,691        2,876          4
Trust dtd 4/1/64

Point Enterprises LLC #1              24,485          19               1,895               8,032       13,717         19

Point Enterprises LLC #2              31,101          24               2,414              10,145       17,386         24

Helzel Kirshman, L.P.                  5,132          4                  396               1,691        2,880          4

Leo B. Helzel and Florence
Helzel, TTEEs for the Leo B.
Helzel and Florence Helzel
Living Trust dtd 6/8/88                6,321          5                  485               2,114        3,568          5

Douglas J. Herst and Carolen
L. Herst, TTEEs for the Herst
Family Revocable Trust dtd             2,904          2                  237                 845        1,556          2
10/20/93

David S. Hirsh                         2,854          2                  231                 845        1,539          2

Ellen Hirsch                           1,364          1                  108                 423          748          1

Anand and Neeta Khubani                2,916          2                  239                 845        1,561          2

Dennis Korn IRA                        1,257          1                   96                 423          711          1

Stuart M. Johnson                      3,832          3                  295               1,268        2,154          3

Philip A. Lerner and Marjorie
J. Lerner, TTEEs for the
Philip A. Lerner and Marjorie
J. Lerner Living Trust dtd             2,993          2                  247                 845        1,587          2
10/5/87

Noel P. Lindsay, Jr.                   2,904          2                  237                 845        1,556          2

Pamela Painter Macauley IRA              950          1                   61                 423          605          1

Eleanor Bingham Miller, TTEE
for the Eleanor Bingham
Miller Revocable Living Trust
dtd 9/24/90                           20,227          16               1,551               6,764       11,416         16

Miltrust, LLC                         13,135          10               1,026               4,227        7,305         10

Tannenbam Helpern Syracuse &
Hirschtritt Investment
Associates, LLC                          971          1                   63                 423          612          1

David Overton                          6,639          5                  521               2,114        3,677          5

                                           Number of Shares             Shares of Common Stock         Number of Shares Offered
                                       Beneficially Owned(1)(2)              Underlying                Under the Prospectus(2)
                                       --------------------------      -----------------------------   ------------------------
Name of Selling                                                                           Series B                  Series B
Securityholder(2)                      Common  Series B Preferred      Warrants         Preferred(2)   Common      Preferred
-----------------                      ------  ------------------      --------         ------------   ------      ---------
David Overton, TTEE for the
Adam Overton Trust dtd 3/18/97         2,430          2                  183                 845        1,393          2

Quacking Moose Fund, LLC               9,021          7                  698               2,959        5,053          7

Rainbow Trading Corporation            2,520          2                  193                 845        1,424          2

Rainbow Trading Systems, Inc.          2,520          2                  193                 845        1,424          2

RBC Alternative Assets, L.P.           7,935          6                  622               2,536        4,402          6

RGC Inc. #1                           37,212          29               2,874              12,259       20,881         29

RGC Inc. #2                           37,682          29               2,928              12,259       21,043         29

Laurence Rosenzweig                    6,144          5                  464               2,114        3,506          5

Sharon E. Sigesmund, TTEE for
the SES Trust dtd 7/25/91              9,141          7                  712               2,959        5,095          7

Diane K. Shah, TTEE for the
Diane K. Shah Living Trust             1,180          1                   87                 423          684          1
dtd 4/5/85

Stanley W. Sokoloff, TTEE for
the Sokoloff Family Trust              2,902          2                  237                 845        1,556          2
2/22/80

James and Sharon Taylor                1,378          1                  110                 423          753          1

Herman and Jacquaeline Trotsky         9,024          7                  699               2,959        5,055          7

New Millennium Trust Company
LLC, TTEE FBO Mary M. Zins             1,080          1                   76                 423          650          1
IRA TR#905502019

Stephanie N. DeQuis and
Kenneth B. Funsten                     4,028          3                  316               1,268        2,223          3

Marie T. McMahon                          36          0                    4                   0           12          0

E. William Smethurst, Jr.              5,189          4                  403               1,691        2,900          4

Marc L. Abramowitz Charitable          2,196          1                  119                 423          781          1
Remainder Trust

Rockwell A. Schnabel - IRA            29,410          15               1,553               6,341       10,998         15

J. John Stasikowski - IRA              4,021          2                  214                 845        1,486          2


William J. von Liebig 1994            19,824          10               1,049               4,227        7,375         10
Charitable Remainder Unitrust

Inman Partners LLC                    16,469          9                  852               3,804        6,360          9

                                           Number of Shares             Shares of Common Stock         Number of Shares Offered
                                       Beneficially Owned(1)(2)              Underlying                Under the Prospectus(2)
                                   ------------------------------   --------------------------------  --------------------------
Name of Selling                                                                           Series B                  Series B
Securityholder(2)                      Common  Series B Preferred      Warrants         Preferred(2)   Common      Preferred
-----------------                      ------  ------------------      --------         ------------   ------      ---------

Carlton Reed Bingham - IRA             7,801          4                  411               1,691        2,924          4

David Hirsch - IRA                     3,171          2                  156                 845        1,314          2

Diebold Institute                      3,601          2                  185                 845        1,401          2

FamCo Profit Sharing Plan and          7,051          4                  361               1,691        2,773          4
Retirement Trust

(1) Includes shares of common stock that may be acquired upon the exercise of warrants and shares of common stock that may be acquired upon the conversion of shares of Series B preferred stock, in the amounts set forth in the table under the columns entitled "Shares of Common Stock Underlying Warrants/Series B Preferred." All warrants are currently exercisable for, and all shares of Series B preferred stock are currently convertible into, shares of common stock.

(2) The number of shares of common stock issuable upon conversion of the Series B preferred stock, as shown in this table, is based upon the conversion rate of 422.72 shares of common stock per share of Series B preferred stock in effect as of April 29, 2003 (representing an adjustment of the initial conversion rate of 168.5374 shares of common stock for every share of Series B preferred stock due to adjustment events and accrued and unpaid dividends after the date of the prospectus), and includes accumulated and unpaid dividends through such date. This conversion rate will be subject to further adjustment as the result of any additional accumulated and unpaid dividends and other events contained in the terms of the Series B preferred stock, as described in the prospectus under "Description of the Series B Preferred Stock." If any adjustment event occurs, or if there is any change to accumulated and unpaid dividends on the Series B preferred stock, then the number of shares of common stock issuable upon conversion of the Series B preferred stock may increase or decrease in the future. Because the prospectus covers all shares issuable upon conversion of the Series B preferred stock, the actual number of shares of common stock offered under the prospectus may be greater than the number shown above in the table.

(3) Except as described below, none of the selling securityholders has had any position, office or other material relationship with us or any of our affiliates within the past three years, other than as a result of the ownership of our shares or other securities. Information about the selling securityholders may change over time. Any changed information will be contained in one or more prospectus supplements.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is July 10, 2003.


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